Ratification of Production Sharing Agreement in Tajikistan & completion of Seismic Survey

BAAR, SWITZERLAND, May 9, 2012.

Manas Petroleum Corp. (“Manas”) (TSX-V: MNP; OTCBB: MNAP) announced today that on May 7, 2012 the Production Sharing Agreement (“PSA”) between the Government of the Republic of Tajikistan and Joint Closed Stock Company Somon Oil (“Somon”), a 90% subsidiary of Manas, has been signed and ratified. The PSA was signed by the Minister of Energy & Industry, Mr. Gul Sherali, and the General Director of Somon, Mr. Khurshed Bobojonov. Furthermore, Somon has completed its 2011/2012 seismic program.

PSA Ratification:

The PSA grants to Somon the exclusive right and authority to carry out all petroleum exploration, development and production activities in the defined contract area. The PSA also regulates these activities and determines how funds invested by Somon will be recovered and how profit oil will be shared between the government and Somon.

Santos International Ventures Pty Ltd (“Santos”), a wholly owned subsidiary of Santos Limited, holds an option pursuant to which it can acquire a seventy percent (70%) interest in Somon. The ratification of the PSA was the last hurdle for Santos to exercise its option to farm in pursuant to the option agreement signed between DWM Petroleum AG, a 100% subsidiary of Manas, Santos and Anawak on December 10, 2007. The Santos option will expire if it is not exercised within three (3) months of the award of the PSA.

Chairman Heinz Scholz commented, “we are very pleased to have signed this PSA with the Government of the Republic of Tajikistan, as it represents a further milestone in the growth story of our company and our focus on Central Asia and East Asia. Tajikistan, with one of the last frontier high-potential basins, can now be properly explored.”

Seismic completion:

Notwithstanding the delay in ratification, exploration work was performed in the country to prepare for drilling. Somon just finalized the acquisition of 871 km 2D seismic. The contractor was DANK Scientific Industrial, the Tajik branch of the Kazakh company. This survey was very complex, due to the different landscapes which had to be covered. It included areas with vibroseismic, different dynamite seismic in the mountains and offshore seismic on Lake Karokum. The whole project was performed without any incident.

The geological work conducted to date continues to confirm the significant potential of the Somon acreage and the exploration prospectivity of both the shallow and deep prospects. Due to the delay of the PSA ratification, Somon now anticipates that the first well should be spudded by the end of 2012 and that the second exploration wildcat will immediately follow completion of the first.

About Manas Petroleum Corp.

Manas Petroleum is an international oil and gas company with primary focus on exploration and development in South-Eastern Europe, Central Asia and Mongolia. In Albania, Manas participates in a 1.7 million acre exploration project through its equity interest in Petromanas Energy Inc., a Canadian public company. In Kyrgyz Republic, Manas has signed a US$54 million farm-out agreement with Santos International, a subsidiary of one of Australia's largest oil and gas companies. In addition to the development of its Kyrgyz Republic project, Manas participates in an oil and gas exploration project in neighboring Tajikistan through its majority-owned subsidiary Somon Oil Company, subject to an option farm out agreement with Santos. In Mongolia, Manas owns record title to the two Production Sharing Contracts covering Blocks XIII and XIV through its wholly-owned subsidiary Gobi Energy Partners GmbH, but 26% of the beneficial ownership interest in these blocks is held in trust for others.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

For further information please contact:

Roger Jenny
Corporate Secretary
Manas Petroleum Corp.
Bahnofstr. 9, P.O. Box 155
CH-6341 Baar, Switzerland
Phone: +41 44 718 1030
Fax: +41 44 718 1039
Email: info@manaspete.com
Web: www.manaspete.com

Scott Koyich
North America Investor Relations
Brisco Capital Partners Corp.
Phone: +1 403 262 9888
Email: scott@briscocapital.com

Dr. Georg Hochwimmer
Europe Investor Relations
General Research GmbH
Phone: +49 89 2500 4330
Email: hochwimmer@generalresearch.de

DISCLAIMER
Forward-Looking Statement Disclaimer

This press release contains forward-looking statements. Forward-looking statements are projections of events, revenues, income, future economic performance or management's plans and objectives for future operations. In some cases you can identify forward-looking statements by the use of terminology such as "may", "should", "anticipates", "believes", "expects", "intends", "forecasts", "plans", "future", "strategy", or words of similar meaning. Forward-looking statements in this press release include those concerning Somon’s timing of wells, the potential and the exploration prospectivity of the acreage. While these forward-looking statements and any assumptions upon which they are based are made in good faith and reflect current judgment regarding the direction of Somon's business, actual results will almost always vary, sometimes materially, from any projections included in this press release. These statements are only predictions and are subject to known and unknown risks, including the risks described in Manas’ periodic disclosure documents filed on SEDAR and EDGAR, copies of which are also available on the company's website at www.manaspetroleum.com. Any of these risks could cause Manas' or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Except as required by applicable law, including the securities laws of the United States and Canada, Manas does not intend to update any of the forward-looking statements to conform these statements to actual results.